Exhibit 99.1

Bioxytran Inc. Appoints Two Investment Bankers from Westbury Group to Its Advisory Board

BOSTON, MASSACHUSETTS, September 13, 2019 (GLOBE NEWSWIRE) -- BIOXYTRAN, INC. (OTC: BIXT), a developmental stage biotechnology company, focused on delivering a small molecule carrying oxygen to the brains of stroke victims, announced today that it has invited John Jensen and Dr. Patrick Huddie from the Westbury Group to join Bioxytran’s Advisory Board to provide insight into capital markets, strategic partnerships and licensing opportunities, particularly in relation to the company’s listing strategy.

John Jensen is a Managing Director of Westbury Group, an investment bank that focuses on broad advisory and execution services for middle market companies. With more than forty years of investment banking experience, Jensen spent thirty-two years at Merrill Lynch, retiring as the Vice Chairman of Global Equity Capital Markets. In his career, he led the fund raising of more than $100 billion in equity offerings, including large, complex, global privatizations, such as France Telecom. After retiring from Merrill Lynch, Jensen founded a healthcare technology company, which was sold to a publicly held Belgian company in 2012. Jensen graduated from the University of North Carolina at Chapel Hill with a B.A. with Honors and he attended the New York University, Stern School of Business.

Dr. Patrick Huddie, a partner of Westbury Group, is an experienced investment banker with substantial experience in advising entrepreneurial ventures in the healthcare sector. In the course of his career, he has advised many companies regarding mergers and acquisitions, as well as debt and equity financings. His clients have been primarily in the healthcare sector, including biotechnology, consumer goods, diagnostics and medical devices. Previously Huddie founded and operated an electro-optical engineering services company that provided imaging and laser technology to federal government clients, as well as to biomedical research organizations and to the microelectronics industry. The company successfully licensed and implemented NASA technology to create compact ultraviolet lasers for terrestrial applications.

Dr. Huddie’s academic career included biophysical and pharmacological research and teaching at the National Institutes of Health, the Marine Biological Laboratory in Massachusetts and the University of Rhode Island, as well as the University of Nottingham and the University of Newcastle-upon-Tyne in the United Kingdom. He holds an Honours degree in Physiology and a doctorate in Biophysics from the University of Newcastle-upon-Tyne and he is a past member of the Biophysical Society, the Society of Photo-Optical Instrumentation Engineers and the Society for Neuroscience.

“The addition of these experienced investment bankers to our team strengthens our fund-raising capability significantly”, stated Bioxytran CEO, David Platt. “Both have extensive experience and personal connections within the investment community. We were impressed by their in-depth knowledge, experience and ability to communicate the value of Bioxytran’s platform technology, which has a myriad of potential applications treating a broad number of conditions surrounding the delivery of oxygen to the brain.”

“We anticipate that Jensen and Huddie will be able to communicate the Bioxytran story effectively. Their expertise and experience in both investment banking and entrepreneurial ventures, in the healthcare sector in general and biotechnology in particular, will assist Bioxytran in a number of areas including working with us to optimize the timing of our regulatory initiatives. We are happy to welcome Jensen and Huddie to our Advisory Board”, added Platt. “We are excited to partner with Bioxytran and to assist the company in achieving its strategic, operating and financial objectives”, said John Jensen. “Bioxytran represents an opportunity to exploit many applications for its molecule that delivers oxygen to the brain. Bioxytran has the potential to create value by enhancing its investor base through an understanding of the various applications that Bioxytran seeks to exploit with its molecule.”

Huddie commented “Bioxytran has the potential to help in stroke, as well as in other neurodegenerative diseases where oxygen availability is a factor in disease progression. Hyperbaric chambers are used to treat a wide variety of diseases, but their potential is limited by the side effects of hyperoxia, which is essentially too much free oxygen in the patient’s tissues. Moreover, adoption of hyperbaric therapy has been slowed by the scarcity and cost of chambers. Bioxytran’s oxygen carrying drug, BXT-25, has the potential to improve treatment and to enhance research in this area. Although BXT-25 has yet not entered clinical trials, the science behind the drug lends itself to partnering and licensing, even at this early stage.”

Huddie added: “Based upon my experience in the field of photo-optical instrumentation, Bioxytran’s MDX Viewer appears to have significant potential for use in operating rooms globally. We are pleased to be part of the Bioxytran team and we hope to assist the company in achieving its strategic objectives of enhancing shareholder value and partnering with other healthcare enterprises.”

About Bioxytran, Inc.

Bioxytran Inc. is a developmental stage biotechnology company. The company is working toward a first-in-class oxygen treatment platform for victims of brain stroke trauma. The first product to proceed to testing is BXT-25, which will be evaluated as a resuscitative agent to treat strokes, especially during the all-critical first hour following a stroke. The product will also be evaluated for its efficacy in treating other brain trauma issues. BXT-25 is based on a new molecule designed to reverse hypoxia in the brain.   Hypoxic brain injuries such as ischemic strokes, could be treated with BXT-25 via an intravenous injection that quickly allows the drug molecule to travel to the lungs and bind with the oxygen molecules. From the lungs, the molecule mimics a red blood cell traveling to the brain. Since the molecule is 5,000 times smaller than red blood cells it can penetrate the clot and deliver the oxygen to the critical areas in the brain blocked by the clot. To learn more, visit our website: http://www.Bioxytraninc.com

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